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                                                                    EXHIBIT 10.4


                         DIAMOND OFFSHORE DRILLING, INC.

        DEFERRED COMPENSATION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.       PURPOSE

         The purpose of the Diamond Offshore Drilling, Inc. Deferred Compensation Plan (the "Plan") is to provide select management employees of Diamond Offshore Drilling, Inc. (the "Corporation"), and certain of its Subsidiaries and Affiliates (hereinafter, with the Corporation, collectively referred to as the "Company") an opportunity, in accordance with the terms and conditions set forth herein, to defer, on a non-qualified basis, compensation that otherwise would be payable currently and to provide supplemental retirement income.

2.       ADMINISTRATION

         The Plan shall be administered by a committee (the "Deferred Compensation Committee", hereinafter referred to as the "Committee") consisting of at least three members appointed by the Board of Directors of the Corporation (the "Board"). The Committee shall have sole and complete authority to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it shall from time to time deem advisable, The Committee may appoint a person or persons to administer the Plan on a day-to-day basis.

3.       ELIGIBILITY

         The Committee shall have the sole and absolute discretion to select those employees who shall participate in the Plan ("Participants") and shall determine the extent to which Participants can defer base salary or any other form of compensation. A Participant shall continue to participate in the Plan until the Committee determines otherwise.

4.       ELECTION TO DEFER

    (a) Participant may elect to defer receipt of a portion of his/her base salary and/or any other form of compensation including incentive compensation, as (and to the extent) permitted by the Committee in accordance with rules and procedures to be established from time to time by the Committee. Amounts deferred under this Paragraph 4(a) shall be referred to as the "Deferred Amounts." Election forms for Participants to defer compensation shall be provided by the Committee, and all such elections shall be made in writing on such forms. Once made, and election cannot be revoked.

    (b) The election by a Participant to defer compensation shall be made before the beginning of the calendar year in which such compensation is paid. A Participant must make separate elections with respect to each calendar year of participation in the Plan.

5.       COMPANY DEFERRALS

         To the extent hereinafter provided in this Paragraph 5, the Company shall establish a memo-randum account (a "Company Account") for each Participant on its books.

         The Company Account of each Participant shall be credited quarterly with an amount equal to the excess, if any, of (a) over (b) where:

    (a) equals the Company Contributions (as defined in the Retirement Plan) to which such Participant would have been entitled under the Diamond Offshore Defined Contribution



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         Retirement Plan ("Retirement Plan"" for each calendar quarter assuming none of the Limitations (as defined in the Retirement Plan) were imposed; and

    (b) equals the Company Contributions which were made on behalf of such Participant under the Retirement Plan for each calendar quarter.

         This would include any Participant whose Company Contributions were adversely affected by the Limitation on qualified plan income deferred to a non-qualified plan such as when a Participant earns less than the current limit on eligible compensation.

6.       ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT

         At the time of the Participant's initial election to defer pursuant to Paragraph 4, the Company shall establish a memorandum account (a "Deferred Compensation Account") for each participant on its books. The Deferred Amount (as determined under the Participant's election form) shall be credited to the Participant's Deferred Compensation Account as of the day that the compensation would otherwise have been paid to the Participant.

7.       ADDITIONS TO DEFERRED AMOUNTS

         Amounts equivalent to interest ("interest") shall be credited to a Participant's Deferred Compensation Account at the end of each calendar year based on the average balance (Including Deferred Amounts and prior interest credits) in the Participant's Account for such year. Interest for any calendar year shall be computed at such rate (which may be a floating rate) as shall be determined by the Committee with respect to all Deferred Compensation subaccounts, subject to a minimum rate equal to the average Federal Funds Rate for such year minus twenty-five basis points. A deferred Compensation Account that is paid out prior to the last day of a calendar year shall be credited with interest for a partial year ending with the date of payout based on the average balance in the Participant's Account for such partial year. The foregoing notwithstanding , a Deferred Compensation Account that is paid out because of a Participant's termination from employment pursuant to Paragraph 8 (c) (iii) below, shall receive no interest credit for the year in which such termination and/or payout occurs.

         Amounts equivalent to interest ("interest") shall be credited to a Participant's Company Account at the end of each calendar year based on the average balance (including credits under section 5 of the Plan and prior interest credits) in the Participant's Company Account for such year. Interest for any calendar year shall be computed at such rate (which may be a floating rate) as shall be determined by the committee, subject to a minimum rate equal to the average Federal Funds Rate for such year minus twenty-five basis points. A Company Account that is paid out prior to the last day of a calendar year shall be credited with interest for a partial year ending with the date of payout based on the average balance in the Participant's Account for such partial year. The foregoing notwithstanding, a Company Account that is paid out because of a Participant's termination from employment pursuant to Paragraph 8
(c) (iii) below shall receive not interest credit for the year in which such termination and/or payout occurs.

8.       PAYMENT OF DEFERRED AMOUNTS

         For purposes of this Paragraph 8, continuous employment of the Participant with the Company and any corporation or other entity that is the successor, either directly or indirectly, to all or substantially all of the assets and/or business of the Company shall be deemed continuous employment with the Company.

              (a) Subject to the provisions of subparagraphs (c) and (d) below, unless otherwise elected by the Participant in his/her election form in accordance with rules established by the Committee, the period of deferral shall be until termination of the Participant's employment with the Company.

              (b) The Participant may elect, in his/her election to defer, that his/her Deferred Compensation Account be paid either (i) in a lump sum or (ii) in such number of annual installments each as nearly equal as possible, not to exceed fifteen, as the Participant shall elect under rules



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         established by the Committee. In the absence of an election by the
         Participant, the Committee shall determine the manner of payment.

              (c)

              (i) In the event of the Participant's death, payment of the balance in the Participant's Deferred Compensation Account shall be made as elected by the Participant in the election to defer, to the Participant's designated beneficiary , or if none, to the Participant's estate;


              (ii) In the event of the Participant's termination from employment from the Company for disability or retirement, payment of the balance in the Participant's Deferred Compensation Account shall be made in a lump sum, as soon as practicable after the date of termination; the election of the Participant to the contrary in his/her election to defer notwithstanding.

              (iii) In the event of the Participants termination from employment with the Company for any reason other than death, or disability or retirement, payment of the balance in the Participants' Deferred Compensation Account shall be made in a lump sum, as soon as practicable after the date of termination; the election of the Participant to the contrary in his/her election to defer notwithstanding.

              (d) anything contained in this Paragraph 8 to the contrary notwithstanding, in the event a Participant incurs a severe financial hardship or a Participant becomes disabled, the Committee, in its sole and absolute discretion and upon written application of such Participant, may direct immediate payment of all or a portion of the then current value of such Participants' Deferred Compensation Account; provided that, in the case of a hardship, such payment shall in no event exceed the amount necessary to alleviate such financial hardship.

              (e) A participant may make a new election at any time, provided that such election will not be effective until one full calendar year elapses, and further provided the Participant may not make a deferral election regarding that year's compensation.

         The Participant's Company count will be paid out at termination of employment.

9.       TRANSFERABILITY OF INTERESTS

         Except for the right of a Participant to designate a beneficiary as hereinabove provided, a Participants' or beneficiary's, rights and interests may not be anticipated, alienated, assigned, pledged, transferred or otherwise encumbered.

10.      AMENDMENT, SUSPENSION AND TERMINATION

         The Corporation, in its sole and absolute discretion, at any time may amend, suspend or terminate the plan or any portion thereof in any manner and to any extent No such amendment, suspension or termination shall alter or impair the rights of a Participant with respect to then Deferred Amounts.

11.      DEFINITIONS

    (a) The term "Subsidiary" shall mean any corporation 50 percent or more of the voting stock of which shall at the time be owned directly or indirectly by the Corporation.

    (b) The term "Affiliate" means any corporation or other entity which is not a Subsidiary but as to which the Corporation or a Subsidiary possesses a direct or indirect ownership interest.



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12.      UNFUNDED OBLIGATION

         No assets of the Company have been set aside to provide for the payment of the Deferred Amounts. Assets of the Company are subject to the claims of the Company's general creditors. The Plan is intended to be, and shall be operated and administered so as to be, a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Company shall make no provision for the funding or insuring of Deferred Amounts that would cause the Plant to be (I) a "funded" plan for purposes of section 404(a)(5) of the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii) other than an "unfunded and unsecured promise to pay money or Property in the future" under Treasury Regulations sections 1.83-3(e). a Participant and his/her beneficiary shall be treated as a general, unsecured creditor of the Company at all times under this Plan, except as otherwise provided under applicable state law.

13.      NO RIGHT TO EMPLOYMENT OR OTHER BENEFITS

         This Plan shall not constitute a contract of employment between the Company and the Participant, and nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company, except to the extent expressly provided for in such employee benefit plans.

14.      EFFECTIVE DATE

         The Plan shall be effective immediately upon approval by the Board of Directors of the Corporation.

15.      GOVERNING LAW

         The Plan shall be governed by the laws of the State of Texas without reference to the principles of conflict of laws.



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